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                                  EXHIBIT 5.1


February 3, 1997

Euronet Services Inc.
Zsigmond ter 10
H-1023 Budepest
Hungary

Gentlemen:

     We have acted as counsel for Euronet Services Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of 6,095,000 shares of the Company's common stock, par value $.01 per share (the "Shares").

     On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares, when issued and sold, as contemplated in Registration Statement No. 333. 18,121 will be validly issued, fully paid and nonaccessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to our firm under the heading "Validity of Securities." In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Arent Fox Kintner Plotkin & Kahn


By:     /s/ Carter Strong
    ----------------------------
            Carter Strong